[LETTERHEAD OF KABANI & COMPANY, INC.]


July 25, 2005

Office of the Chief Accountant
SECPS Letter File
Mail Stop 9-5
Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549

Re: Reclamation Consulting And Applications, Inc.
    File No. 000-29881

      We have read the statements that we understand Reclamation Consulting And Applications, Inc. will include under Item 4.01 of the Form 8-K report, dated July 25, 2005, it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Kabani & Company, Inc.